Filed Pursuant To Rule 433
Registration No. 333-167132
July 1, 2011
Save the Date King Tut Exhibition: Tutankhamun and the Golden Age of the Pharaohs Tuesday, August 16, 2011 Science Museum of Minnesota 120 West Kellogg Boulevard, St. Paul, MN Agenda for the Evening: 6:00pm — Exhibition Viewing 6:45pm — Cocktails and Dinner 7:30pm — Keynote Address: Juan Carlos Artigas, World Gold Council Invitation to Follow FOR PUBLIC USE. The SPDR Gold Shares Trust (“GLD”) has filed a registration statement (inc luding a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 1.866.320.4053. “SPDR” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability o f buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus. IBG-4100 Exp. Date: 8/31/2011

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.